Exhibit 5.1

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

April 17, 2017

003933/0062

PetroQuest Energy, Inc.

400 E. Kaliste Saloom Road

Suite 6000

Lafayette, Louisiana 70508

Ladies and Gentlemen:

We have acted as counsel to PetroQuest Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company and certain wholly-owned subsidiaries of the Company listed as co-registrants therein (the “Guarantors”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the Company (the “Exchange Offer”) of (i) up to $14,177,000 aggregate principal amount of the Company’s 10% Second Lien Senior Secured Notes due 2021 (the “Secured Exchange Notes”) to be guaranteed by the Guarantors (the “Secured Notes Guarantees”) in exchange for a like principal amount of the Company’s outstanding 10% Second Lien Senior Secured Notes due 2021 (the “Secured Notes”), (ii) up to $251,876,646 aggregate principal amount of the Company’s 10% Second Lien Senior Secured PIK Notes due 2021 (the “Secured PIK Exchange Notes”) to be guaranteed by the Guarantors (the “Secured PIK Notes Guarantees”) in exchange for a like principal amount of the Company’s outstanding 10% Second Lien Senior Secured PIK Notes due 2021 (the “Secured PIK Notes” and, together with the Secured Notes, the “Original Notes”), and (iii) up to $23,178,122 aggregate principal amount of Secured PIK Exchange Notes (together with the Secured Exchange Notes and the Secured PIK Exchange Notes, the “Exchange Notes”) and the Secured PIK Note Guarantees (together with the Secured Notes Guarantees and the Secured PIK Notes Guarantees, the “Guarantees”) that may be issued, at the option of the Company and the Guarantors, pursuant to the Secured PIK Indenture (defined below) in lieu of cash interest payments thereon.

The Original Notes were issued and the Exchange Notes and the Guarantees, will be issued under an indenture dated February 17, 2016 (as amended or supplemented, the “Secured Indenture”) and an indenture dated September 27, 2016 (as amended or supplemented, the “Secured PIK Indenture” and together with the Secured Indenture, collectively, the “Indentures”), in each case by and among the Company, the Guarantors and Wilmington Trust, National Association, as trustee and collateral trustee.

PetroQuest Energy, Inc.

April 17, 2017

We have examined copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)	The Indentures (including the Guarantees set forth therein);

(ii)	The Exchange Notes in the forms attached to the Indentures; and

(iii)	The Registration Statement.

We have also examined originals or copies, certified or otherwise, of (i) the resolutions of the board of directors of the Company, authorizing the issuance of the Original Notes, and the issuance and exchange of the Exchange Notes and Guarantees pursuant to the Exchange Offer, (ii) the charter and bylaws of the Company, and (iii) such other documents, certificates and records we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. In connection with this opinion, we have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes and Guarantees will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

We are not admitted to practice law in the State of Louisiana. Therefore, with the Company’s consent and at its request, we have relied upon the legal opinion of Onebane Law Firm of even date herewith, filed as an exhibit to the Registration Statement, with respect to matters governed by the laws of the State of Louisiana that are material to our legal opinion and are assuming the accuracy of such opinion without independent investigation.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. When the Exchange Notes (in the forms examined by us) have been duly executed, delivered and authenticated in accordance with the terms of the Indentures, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When the Exchange Notes (in the forms examined by us) have been duly executed, delivered and authenticated in accordance with the terms of the Indentures, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

PetroQuest Energy, Inc.

April 17, 2017

Our opinions expressed above a subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding (i) the validity or effect of any provision relating to severability or separability or purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts, (ii) the validity or enforceability of any provisions contained in the Indentures, the Exchange Notes and the Guarantees that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law, (iii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, or (iv) any purported fraudulent transfer “savings” clause.

The opinions expressed herein are limited exclusively to the laws of the State of New York and the General Corporation Law of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP